Exhibit 99.1

Press Contacts:

John Carlson

Avistar

+1 650-525-3365

jcarlson@avistar.com

Judy Curtis

 SIPR for Avistar

+1 650-274-1509

judy@SIPR.com

Avistar Appoints Simon Moss to New Role as President

Experienced Leader to Focus on Accelerating Company Growth

SAN MATEO, Calif. – July 9, 2007 – Avistar Communications Corp. (NASDAQ: AVSR), a desktop video collaboration platform provider, today announced that Simon Moss will join the company as its new President, effective July 16, 2007. Moss will have global responsibility for all of Avistar’s products and services. Gerald J. Burnett will continue to serve as CEO and Chairman.

“With its innovative desktop video solution and extensive intellectual property portfolio, Avistar is poised for rapid growth,” said Burnett. “Simon’s global experience and winning record will play a vital role in Avistar’s bid to seize a leadership position in the burgeoning market for Unified Communications. By focusing on our products and services, Simon will help Avistar pursue this vision.”

“The desire for improved productivity in today’s highly competitive global marketplace continues to accelerate,” said Bob Egan, Chief Analyst, The TowerGroup, Inc. “In light of this, businesses are increasingly demanding solutions that allow employees to communicate and collaborate quickly and effectively with dispersed teams. Since visual communications are a particularly high-quality form of communication, enterprises would be well advised to consider video solutions as a key component of their Unified Communications strategy.”

In a career spanning two decades, Moss brings to Avistar deep experience and a track record of success in building, organizing and growing global software companies. He comes to Avistar from a four-year role as CEO of Mantas, Inc., where he was responsible for simultaneously growing revenues and profits and positioning the firm as the recognized world leader in its field.

“Avistar is an innovator of global, integrated desktop communications,” said Moss. “With a combination of technology that can only be described as market leading in its speed, quality and robustness, a strong global team supporting an amazingly powerful patent portfolio, and a marketplace that is increasingly demanding more effective, productive interaction both within and between organizations and their customers, I believe Avistar has a bright and exciting future ahead of it. I am extremely pleased to have this unique opportunity to contribute to the company’s success at this point in its development.”

About Avistar Communications Corporation

Avistar Communications Corporation develops, markets, and supports a video over-IP collaboration platform for the enterprise, all powered by the AvistarVOS™ software. From the desktop, Avistar delivers business-quality video calling, recording, publishing to web and e-mails, video-on-demand, broadcast origination and distribution, and document sharing.  Avistar video-enables business processes by integrating visual communications into the daily workflow and connecting communities of users within and across enterprises. Founded in 1993, Avistar is headquartered in San Mateo, California, with offices in New York and London. Avistar’s technology is used in more than 40 countries.

Collaboration Properties, Inc. (CPI) is a wholly owned subsidiary of Avistar Communications Corporation. CPI develops patents for presence-based interactions, wireless communications, desktop video, recorded and live media at the desktop, multimedia documents, data sharing, and a service-rich video network architecture. It holds a current portfolio of 76 patents for inventions in the primary areas of video and network technology. CPI offers licenses to its patent portfolio and Avistar’s video-enabling technologies to companies in the video conferencing, rich-media services, public networking, and related industries. Current licensees include Sony Corporation, Polycom, Inc., Tandberg ASA, RADVISION and Emblaze-VCON.

Forward Looking Statements

Statements made in this news release that are not purely historical, including but not limited to statements regarding Avistar’s future growth and the impact of Mr. Moss on Avistar’s ability to pursue and achieve its goals are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including such factors, among others, as market acceptance of Avistar’s products and services, changes in the perceived market opportunity, competition and technological change. As a result of these and other factors, Avistar expects to experience significant fluctuations in revenue and operating results, and there can be no assurance that Avistar will become or remain profitable in the future, or that its future results will meet expectations. These and other risk factors are discussed in Avistar’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission from time to time. Avistar disclaims any intent or obligation to update these forward-looking statements.

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Copyright (c) 2007 Avistar Communications Corporation. All rights reserved. Avistar and the Avistar logo are trademarks or registered trademarks of Avistar Communications Corporation. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.